Rule 424(b)(2)
                                   Registration No. 333-75723


PRICING SUPPLEMENT NO. 35 dated November 17, 2000
to Prospectus Supplement dated April 30, 1999 and Prospectus dated April 30, 1999.

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series F
             Due Nine Months or More From the Date of Issue
                      (Floating Rate Coupon)

Cusip No.:                      52517PRK9

Principal Amount:               $230,000,000.00

Net Proceeds:                   $229,425,000.00

Price to Public:                100.0%

Agent's Commission:             0.25%

Original Issue Date:            11/22/00

Interest Index:                 1 Month LIBOR

Spread:                         27 basis points

Maturity Date:                  11/22/02

Authorized Denomination:        $1,000 or any larger whole multiple.

Lehman Brothers Holdings Inc.

By:/s/John_Buckley
Name: John Buckley
Title: Senior Vice President